Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2020 relating to the financial statements of Playa Hotels & Resorts N.V., appearing in the Annual Report on Form 10-K of Playa Hotels & Resorts N.V. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

McLean, Virginia

September 4, 2020